Exhibit 99.2

News Release
RAMBUS ANNOUNCES NEW STOCK REPURCHASE PROGRAM

Board of directors authorizes repurchase of up to 20 million shares

SUNNYVALE, Calif. - January 26, 2015 - Rambus Inc. (NASDAQ: RMBS) today announced that its board of directors has approved a new share repurchase program authorizing the repurchase of up to 20 million shares.

“As we continue to execute on our strategic programs, we remain confident in our long-term prospects,” said Dr. Ron Black, president and chief executive officer at Rambus. “Under this new repurchase program, we will buy back shares opportunistically and strategically while maintaining our commitment of delivering shareholder value.”

Share repurchases under the plan may be made through the open market, established plans or privately negotiated transactions in accordance with all applicable securities laws, rules, and regulations. There is no expiration date applicable to the plan.

This new stock repurchase program replaces the existing program and cancels the 5.2 million shares outstanding as part of the previous authorization.

About Rambus Inc.
Rambus brings invention to market. Our customizable IP cores, architecture licenses, tools, services, and training improve the competitive advantage of our customer’s products while accelerating their time-to-market. Rambus products and innovations capture, secure and move data. For more information, visit rambus.com.

Press contacts:
Sam Katzen
MSLGROUP
(415) 512-0770
rambus@schwartzmsl.com

###